Exhibit 99.1

LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information,
Contact Larry LeGrand, 636/916-2175

FOR IMMEDIATE RELEASE

LMI AEROSPACE TO ACQUIRE ASSETS OF MACHINING COMPANIES

         ST. LOUIS, March 30, 2001 - LMI Aerospace, Inc. (Nasdaq/NMS: LMIA) today announced that it entered into an agreement to acquire the operating assets of Tempco Engineering, Inc. and Hyco Precision, Inc., ("Tempco"), two privately held related metal machining companies based in Southern California. The closing is scheduled for early next week.

         Tempco produces components for photolithography equipment used in the manufacture of semiconductors, as well as components for the defense and commercial aerospace industries. Its sales in 2000 were approximately $16 million.

        “This transaction will be immediately accretive and confirms our strategy to grow through acquisitions which expand and diversify our customer base and add new core competencies,” said Ronald Saks, President.

        “Tempco brings us new customers, including Cymer, Litton Systems and Barry Controls. It provides multi-axis machining capability which furthers our aim to be an integrator to aerospace industry customers,” Saks continued. “And, since more than half of Tempco’s sales are to the technology industry, LMI’s concentration of sales to commercial aircraft builders will fall to 35 percent of total sales.”

        The company plans to fund the acquisition through a secured note with its lender. Tempco is LMI’s third acquisition since the company’s initial public offering in 1998.

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Add One - LMI Aerospace

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace industry. The company operates five manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; and passenger and cargo door frames and supports. The company celebrated its 50th anniversary in 1998.

Special Note

        This press release includes forward-looking statements related to the benefits of the acquisition that are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of the company. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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